SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 F&M BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                   Gordon M. Cooley, Corporate Secretary
Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5) Total fee paid:
--------------------------------------------------------------------------------
/X/ Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(3) Filing party:
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(4) Date filed:
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
                               [F&M BANCORP LOGO]
                            110 Thomas Johnson Drive
                           Frederick, Maryland  21702



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of F&M Bancorp ("Bancorp") will be held at the Corporate Headquarters, 110 Thomas Johnson Drive, Frederick, Maryland, on Tuesday, April 15, 1997, at 10:00 a.m., for the following purposes:

         (1)  To elect 16 directors of Bancorp;

         (2) Proposed Charter amendment to increase the number of authorized shares from 10,000,000 to 50,000,000;

         (3) Proposed Charter amendment to create a classified Board of Directors;

         (4) Proposed Charter amendment concerning indemnification of directors, officers and employees;

         (5) Proposed Charter amendment to reduce vote required to approve certain extraordinary events;

         (6)  Proposed clarifying Charter amendments; and

         (7) To consider and act upon such other business as may properly come before the meeting.

         Stockholders of Bancorp of record on January 24, 1997 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

                                        By Order of the Board of Directors,

                                        Gordon M. Cooley
                                        Secretary
Frederick, Maryland
March 17, 1997

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

     Even though you plan to attend the annual meeting, please complete, date and sign the enclosed proxy and promptly mail it in the return envelope provided. No postage is required if mailed in the United States. If you attend the annual meeting and decide that you wish to vote in person, or for any other reason desire to revoke your proxy, you may do so at any time prior to its use.

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished to stockholders of F&M Bancorp ("Bancorp") in connection with the solicitation of proxies by Bancorp's Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice and at any adjournments thereof. The purpose of the meeting is to elect 16 directors of Bancorp, to consider and act upon recommended five
(5) recommended amendments to Bancorp's Charter and to transact such other business as may properly come before the meeting. The Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 17, 1997.

     The record of stockholders entitled to notice of and to vote at the annual meeting was taken as of the close of business on January 24, 1997. At that date there were outstanding and entitled to vote 5,680,978 shares of Common Stock, par value $5.00 per share.

     The accompanying proxy is solicited by the Board of Directors of Bancorp. The Board of Directors has selected Faye E. Cannon, David R. Stauffer, and Alice
E. Stonebreaker, or any two of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person whether or not he has previously given a proxy.

     In the election of directors, each share is entitled to one vote for each director to be elected; cumulative voting is not permitted. For all other matters each share is entitled to one vote.

     The cost of solicitation of proxies and preparation of proxy materials will be borne by Bancorp. Bancorp does not expect to compensate anyone for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for expenses they incur in sending proxy materials to principals and in obtaining proxies. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of Bancorp, Farmers and Mechanics National Bank (the "Bank"), or Home Federal Savings Bank (the "Savings Bank") without additional compensation to them.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth alphabetically, as of January 24, 1997, the amount of the Company's Common Stock beneficially owned by each of its directors and nominees, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, based upon information obtained from such persons:

                                           TOTAL SHARES        PERCENT
NAME OF INDIVIDUAL                      BENEFICIALLY OWNED     OF CLASS
-------------------                     ------------------     --------
R. Carl Benna                             9,976                 *
Howard B. Bowen                           8,349 (1)             *
John D. Brunk                            14,015 (2)             *
Beverly B. Byron                            600                 *
Faye E. Cannon                           14,166 (3)             *
Martha E. Church                          1,414                 *
Albert H. Cohen                          75,780 (4)            1.3
Gordon M. Cooley                         15,840 (5)             *
Maurice A. Gladhill                      43,677 (6)             *
Charles W. Hoff, III                     18,793 (7)             *
James K. Kluttz                             300                 *
Robert K. Moler                          21,781 (8)             *
Charles A. Nicodemus                     36,668 (9)             *
Richard W. Phoebus, Sr.                  14,711 (10)            *
David R. Stauffer                        10,856 (11)            *
Alice E. Stonebreaker                    15,592 (12)            *
Patti A. Stuckey                          8,222 (13)            *
H. Deets Warfield, Jr.                   10,078 (14)            *
John C. Warfield                         17,257 (15)            *
Thomas R. Winkler                         1,136                 *
All Executive Officers and
  Directors as a group (26 persons)     412,011 (16)(17)       7.2

* Indicates holdings of less than one percent

(1) Includes 880 shares in the form of options exercisable by Mr. Bowen within 60 days.
(2) Includes 9,814 shares owned by family members and as to which Mr. Brunk has voting and disposition powers.
(3) Includes 3,303 shares owned jointly with family members and as to which Ms. Cannon has joint voting and disposition powers and 10,631 shares in the form of options exercisable within 60 days.
(4) Includes 48,558 shares owned jointly with a family member and as to which Mr. Cohen has joint voting and disposition powers, and 18,824 shares owned by family members and as to which Mr. Cohen has voting and disposition powers.
(5) Includes 7,384 shares owned by family members and 5,487 shares in the form of options exercisable by Mr. Cooley within 60 days.
(6) Includes 14,779 shares held jointly with family members and as to which Mr. Gladhill has voting and disposition powers, 4,065 shares held by Mr. Gladhill as custodian for his son, 6,589 shares owned by family members as to which Mr. Gladhill has voting and disposition powers, and 4,500 shares held in a family trust, of which Mr. Gladhill has voting and disposition powers.
(7) Includes 2,204 shares owned by family members and as to which Mr. Hoff has voting and disposition powers and 6,589 shares in the form of options exercisable within 60 days.
(8) Includes 2,781 shares owned jointly with a family member and as to which Mr. Moler has joint voting and disposition powers, 10,596 shares owned by a corporation controlled by Mr. Moler and as to which he has voting and disposition powers, and 2,565 shares owned by family members and as to which Mr. Moler has voting and disposition powers.
(9) Includes 3,954 shares owned by a family member and as to which Mr. Nicodemus has voting and disposition powers. Also includes 17,116 shares owned by a mutual corporation of which Mr. Nicodemus is Chairman of the Board of Directors and as to which Mr. Nicodemus has shared voting and disposition powers but disclaims beneficial ownership.
(10) Includes 58 shares owned jointly with family members as to which Mr. Phoebus has voting and disposition powers, 495 shares owned by family members and as to which Mr. Phoebus has disposition and voting powers, and 5,551 shares in the form of options exercisable within 60 days.
(11) Includes 9,422 shares in the form of options exercisable by Mr. Stauffer within 60 days.
(12) Includes 3,685 shares owned directly and 11,907 shares in the form of options exercisable by Ms. Stonebreaker within 60 days.
(13) Includes 63 shares owned by a family member and as to which Ms. Stuckey has voting and disposition powers and 2,912 shares in the form of options exercisable within 60 days.
(14) Includes 2,943 shares owned by family members and as to which Mr. H. Warfield has voting and disposition powers.
(15) Includes 1,102 shares owned jointly with a family member and as to which Mr. J. Warfield has joint voting and disposition powers and 14,178 shares owned by family members as to which Mr. J. Warfield has voting and disposition powers.
(16) Includes 62,705 shares in the form of options exercisable within 60 days.
(17) Includes 63,903 shares beneficially owned by Director George B. Delaplaine, Jr. who is not standing for re-election because he has reached mandatory retirement age for service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of Bancorp, no person beneficially owns more than 5.0% of the outstanding Common Stock of Bancorp, except the Trust Department of the Bank which, according to a report filed with the Securities and Exchange Commission on Schedule 13G, beneficially held as of December 31, 1996, 304,630 shares of Bancorp Common Stock representing 5.3% of the outstanding shares. These shares are held in multiple accounts, no one of which represents more than 5.0% of the outstanding Common Stock of Bancorp, where the Bank acts as agent, trustee, or personal representative for others, and were acquired in the normal course of its trust business and not for the purpose of acquiring control of Bancorp.


ELECTION OF DIRECTORS

     The entire Board of Directors of Bancorp will be elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and have qualified. Sixteen persons, all of whom are currently directors of Bancorp, are nominated as directors. Note, however, that if the proposed amendments to Bancorp's Charter are approved by the stockholders, then directors will be elected in classes with staggered terms ranging from one to three years as detailed in Exhibit A.

     It is the Board of Directors' intention that proxies not limited to the contrary will be voted for the following nominees, or, in the event that any of the nominees should be unable or unwilling to serve, for the election of such other persons as may be nominated by the Board of Directors. A plurality of votes is required to elect directors. Abstentions and broker non-votes will be treated as shares not voted and will have no effect in the election of directors.


INFORMATION CONCERNING NOMINEES

     The following table presents information concerning persons nominated by the Board of Directors for election as directors of Bancorp. Except as indicated, the nominees have been officers of the organizations named below as their principal occupations or of affiliated organizations for more than five years. Information is reported as of January 24, 1997.

Name of nominee                   Age, principal occupations, and
                                  directorships with public companies
--------------------------------------------------------------------------------
R. Carl Benna                     Mr. Benna is 49 years old and has served as a
                                  director of Bancorp since January 1989. He is
                                  President of the North American Housing Corp.,
                                  a modular housing manufacturer. (1)(2)(3)
--------------------------------------------------------------------------------
Howard B. Bowen                   Mr. Bowen is 45 years old and has served as a
                                  director of Bancorp since 1996. He is
                                  President, Ewing Oil Co., Inc., a petroleum
                                  distributor.
--------------------------------------------------------------------------------
John D. Brunk                     Mr. Brunk is 59 years old and has served as a
                                  director of Bancorp since 1983. He is
                                  President of Frederick Produce Co., Inc., a
                                  wholesale food service distributor. (2)
--------------------------------------------------------------------------------
Beverly B. Byron                  Ms. Byron is 64 years old and has served as a
                                  director of Bancorp since 1993. She is a
                                  former member of the U.S. House of
                                  Representatives for the 6th District of
                                  Maryland. She is a member of the Boards of
                                  Directors of the Baltimore Gas and Electric
                                  Company, UNC, Inc., McDonnell Douglas Corp.,
                                  BlueCross BlueShield of Maryland. (1)
--------------------------------------------------------------------------------
Faye E. Cannon                    Ms. Cannon is 47 years old and has served as a
                                  a director of Bancorp since 1993. She is
                                  President and Chief Executive Officer of
                                  Bancorp and the Bank. (3)(4)(5)(6)
--------------------------------------------------------------------------------
Martha E. Church                  Dr. Church is 66 years old and has served as a
                                  director of Bancorp since 1983. She is
                                  President Emerita of Hood College, an
                                  undergraduate liberal arts college for women,
                                  with a graduate school which meets area
                                  education needs, located in Frederick,
                                  Maryland. (1)
--------------------------------------------------------------------------------
Albert H. Cohen                   Mr. Cohen is 74 years old and has served as a
                                  director of Bancorp since 1983. He is an
                                  investor and building consultant. (3)(4)(5)
--------------------------------------------------------------------------------
Maurice A. Gladhill               Mr. Gladhill is 46 years old and has served as
                                  a director of Bancorp since 1985. He is
                                  President of Gladhill Tractor Mart, Inc., a
                                  farm equipment dealership in Frederick,
                                  Maryland. (2)(3)(4)
--------------------------------------------------------------------------------
Charles W. Hoff, III              Mr. Hoff is 62 years old and has served as a
                                  director of Bancorp since 1983. He is Chairman
                                  of the Board of Bancorp and the Bank.(3)(4)(5)
--------------------------------------------------------------------------------
James K. Kluttz                   Mr. Kluttz is 55 years old and has served as a
                                  director of Bancorp since 1996. He is
                                  President and Chief Executive Officer of
                                  Frederick Memorial Hospital (2)
--------------------------------------------------------------------------------
Robert K. Moler                   Mr. Moler is 69 years old and has served as a
                                  a director of Bancorp since 1995. He is Chief
                                  Executive Officer of The Moler Company, an
                                  investment and farming entity.
--------------------------------------------------------------------------------
Charles A. Nicodemus              Mr. Nicodemus is 67 years old and has served
                                  as a director of Bancorp since 1983. He is
                                  Chairman of the Board of Frederick Mutual
                                  Insurance Company, a property insurance
                                  company. (3)(4)(5)
--------------------------------------------------------------------------------
Richard W. Phoebus, Sr.           Mr. Phoebus is 58 years old and has served as
                                  a director of Bancorp since 1996. He is
                                  President and Chief Executive Officer of the
                                  Savings Bank and Vice President of F&M
                                  Bancorp.
--------------------------------------------------------------------------------
H. Deets Warfield, Jr.            Mr. Warfield is 65 years old and has served as
                                  a director of Bancorp since 1983. He is
                                  President of the Damascus Motor Co., Inc., an
                                  automobile dealership. He is a member of the
                                  Board of Directors of First Citizens Financial
                                  Corporation. (4)(5)(7)
--------------------------------------------------------------------------------
John C. Warfield                  Mr. Warfield is 67 years old and has served as
                                  a director of Bancorp since 1983. He is
                                  President of The Frederick Motor Co., an
                                  automobile dealership. (1)(2)(3)(4)(7)
--------------------------------------------------------------------------------
Thomas R. Winkler                 Mr. Winkler is 54 years old and has served as
                                  a director of Bancorp since 1992. He is
                                  Executive Vice President and Chief Operating
                                  Officer of Bio Whittaker, Inc. (2)
--------------------------------------------------------------------------------

(1)  Member of the Audit Committee.
(2)  Member of the Personnel, Compensation and Stock Option Committee.
(3)  Member of the Planning Committee.
(4)  Member of the Executive Committee.
(5)  Member of the Nominating Committee.
(6) Ms. Cannon and Alice E. Stonebreaker, Bancorp's Assistant Secretary and Assistant Treasurer, are sisters.
(7) The Messrs. Warfield are not related. Mr. H. Warfield is the father-in-law of Gordon M. Cooley, Bancorp's Secretary and Legal Officer.


INFORMATION REGARDING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     During 1996, there were 14 meetings of the Board of Directors of Bancorp. Each of the directors attended at least 75% of the combined total number of meetings of the Board of Directors and board committees of which he or she is a member (held during the period for which he or she has been a director), except Mr. Bowen who attended one of two (50%) meetings and Mr. Delaplaine who attended 22 of 30 (73%) meetings. The Board of Directors of Bancorp has, among others, a Nominating Committee, an Audit Committee and a Personnel, Compensation and Stock Option Committee.

     The Nominating Committee of Bancorp is responsible for recommending persons to serve as new directors and met twice during 1996. Members of the Nominating Committee are designated by note (5) above. Nominations for director which are presented to the Nominating Committee by stockholders are considered, along with those developed by the Nominating Committee, in light of the needs of Bancorp, as well as the nominee's individual knowledge, experience and background.

     The Audit Committee of Bancorp meets with Bancorp's internal and independent auditors to review whether satisfactory accounting procedures are being followed by Bancorp and subsidiaries and whether internal accounting controls are adequate, to inform itself with regard to non-audit services performed by the independent auditors and to review fees charged by the independent auditors. The Audit Committee also recommends to the Board of Directors the selection of independent auditors. The Audit Committee met 8 times in 1996, and members are designated by note (1) above.

     The Personnel, Compensation and Stock Option Committee of Bancorp establishes the compensation for executive officers of Bancorp, the Bank, and commencing in 1997, the Savings Bank, reviews generally all personnel issues, and administers Bancorp's 1983 and 1995 Stock Option Plans and the Executive Supplemental Income Plan. During 1996, the directors designated by note (2) above were members of the Personnel, Compensation and Stock Option Committee of Bancorp. The Personnel, Compensation and Stock Option Committee met on 4 occasions during 1996.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Personnel, Compensation and Stock Option Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

     The Committee establishes the compensation for executive officers of Bancorp, the Bank and, commencing in 1997, the Savings Bank (collectively, "the Corporation") and administers Bancorp's 1983 and 1995 Stock Option Plans and the Executive Supplemental Income Plan. In 1996, the Committee did not administer compensation and benefits for the Savings Bank officers and employees because the merger of the Savings Bank and its parent Home Federal Corporation into Bancorp did not occur until November 15, 1996. Compensation and benefits programs for officers and employees of the Savings Bank were established and administered by the Savings Bank and its former parent. In 1997, the Committee will review the Savings Bank compensation and benefits packages as per the merger agreement and coordinate them with those of the Bank to insure that they support and accomplish the Committee's goals for the Corporation as a whole as detailed herein. Committee objectives include administration of a total compensation package that allows the Corporation to attract and retain qualified persons to fill key executive positions and to effectively utilize incentive compensation programs which are directly related to executive officers accomplishing corporate goals and objectives, both operational and financial, aimed at achieving lasting improvement in the Corporation's long-term financial performance.

     The Committee utilizes the human resources' staff, and, as appropriate, other qualified consultants to review actual performance of the Chief Executive Officer and all executive officers and the Corporation's compensation practices as they compare to industry norms.

     Compensation program components include:

     1. Base salary - Base pay levels are established within a range for each position determined (by routinely updated survey data) through comparison with similar positions at other companies, both financial and non-financial, of like-size and performance located in the geographic area in which the Corporation does business and at other financial institutions of similar size, business make up and performance characteristics located outside the Corporation's market area. Actual salaries are based on the individual performance and experience of each executive officer.

     2. Annual incentive compensation - In 1996 the Corporation adopted an incentive compensation program for executive and other designated officers at the Bank (the "Program") replacing both the annual bonus and merit bonus programs previously used to compensate executives. The Program was designed in conjunction with an independent consultant and is similar to existing plans of other banks and financial service companies. The Program, like these plans in general, requires a considerable degree of specificity with regard to performance measures and evaluations which are benchmarked to industry incentive practices. The Program allows the Compensation Committee to establish annually the performance measures to be used in conjunction with the goals in the Corporation's strategic plan. Executives are eligible for incentive compensation expressed as a percentage of their base salaries for meeting established performance measures. Levels of incentive compensation increase as executive officers' and the Bank's performance exceeds established targets. In 1996 the named executive officers received compensation under the incentive compensation program as a result of meeting performance objectives.

     3. Stock option program - The Corporation maintains 1983 and 1995 Stock Option Plans which provide for the grant of options to executive and other key officers, in the Committee's discretion, who have substantial responsibility for the management and growth of the Corporation. The Committee believes that grants of stock options, which allow employees to purchase shares of the Common Stock of the Corporation at specified prices in the future, aligns employees' interests in corporate performance with the interests of all stockholders. Each year the Committee determines the number of options, if any, to be granted the recipients of grants in order to achieve these objectives. Incentive stock options are granted at the market price of F&M Bancorp stock on the date of grant. Non-qualified options are granted at 85% of market price on the date of grant. The Committee considers it significant that officers receiving incentive stock option awards will profit from those awards only if, and only to the extent that, the market price of F&M Bancorp stock appreciates following the date of grant.

     In 1996 the Committee established Mr. Hoff's salary with reference to salary ranges determined in the salary survey for Chief Executive Officers for that portion of 1996 during which Mr. Hoff served in the capacity as the Corporation's Chief Executive Officer. Following the Annual Meeting in April 1996, at which time Ms. Cannon was elected Chief Executive Officer, Mr. Hoff's salary was adjusted to reflect the reduced role he agreed to assume as Chairman of the Board of Bancorp and the Bank.

     The Compensation Committee established Ms. Cannon's salary with reference to the salary ranges determined in the same survey for Chief Executive Officers beginning in April 1996 when she assumed responsibility as Chief Executive Officer of the Corporation.

     The Committee considers the Chief Executive Officer responsible for overall corporate performance, both operational and financial. As such, 100% of the Chief Executive Officer's potential bonus under the bank's incentive compensation program is related to Bank-wide performance. The Committee finds that the total compensation package for each of the persons serving as Chief Executive Officer in 1996 were justified based on competitive market data and overall corporate performance, both financial and operational.

     The Committee believes that the total compensation awarded to the Chief Executive Officer and executives of the Corporation is consistent with the Committee's objectives. The amounts paid to individual executives are consistent with competition within the market and with banks of similar size (as reflected by the salary survey), individual performance of each executive, and, for incentive compensation, are rationally linked with the fulfillment of corporate objectives and corporate financial performance.

                    Personnel, Compensation and Stock
                    Option Committee of the Board of Directors:

                    Thomas R. Winkler, Chairman
                    R. Carl Benna
                    John D. Brunk
                    Maurice Gladhill
                    James K. Kluttz
                    John C. Warfield

     The following table sets forth compensation information with respect to the Chief Executive Officers serving at any time in 1996 and the five next highest paid executive officers in 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                           Long Term
                                      Annual               Compensation
                                      Compensation (1)     Awards
                                      ----------------     -------
                                                           Options  All Other
                                                 Bonus     Shares  Compensation
Name and Principal Position    Year   Salary     (2)       (3)     (4)
-------------------------------------------------------------------------------
Charles W. Hoff, III           1996   $ 91,667   $36,667   3,000   $83,609(6)
  Chairman of Bancorp          1995    186,650    51,526   3,412    10,712
  and of the Bank(5)           1994    176,700    60,169   3,307    12,465

Faye E. Cannon                 1996    173,700    72,560   3,000        --
  President and CEO of         1995    161,700    41,719   3,412    10,712
  Bancorp and of the Bank(7)   1994    152,050    47,839   3,307    12,465

David R. Stauffer              1996    153,000    50,689   2,500        --
  Vice President of Bancorp    1995    148,000    32,977   2,835    10,712
  and Executive Vice           1994    144,000    38,093   2,756    12,465
  President of the Bank

Richard W. Phoebus, Sr.        1996    111,000    17,295     -0-        --
  Vice President of Bancorp
  and President and CEO of
  the Savings Bank (8)

Gordon M. Cooley               1996    106,100    19,894     900        --
  Secretary of Bancorp and     1995     97,933    19,613   1,155     7,574
  Senior Vice President        1994     93,500    22,517   1,102     8,648
  of the Bank

Alice E. Stonebreaker          1996     90,000    29,817   2,200        --
  Assistant Secretary and      1995     85,000    18,626   2,520     6,789
  Assistant Treasurer of       1994     71,764    18,921   1,102     6,588
  Bancorp and Senior Vice
  President of the Bank

Patti A. Stuckey               1996     90,000    29,817   2,200        --
  Senior Vice President        1995     81,208    18,394   2,520     6,459
  of the Bank                  1994     65,500    18,748   1,653     6,195

(1) No Named Executive Officer received any perquisites in 1994, 1995, or 1996, the aggregate amount of which exceeded 10% of the officer's salary and bonus.
(2)  Includes in 1996 bonus paid under Bank's Incentive Compensation Plan and in
     1995 and 1994 both annual bonus paid to substantially all employees and merit bonuses.
(3)  Adjusted to reflect 5% stock dividends paid on May 23, 1994 and May 22,
     1995.
(4)  Includes Bancorp contribution to the account of each Named Executive
     Officer in Bancorp's defined contribution Employee Benefit Plan (the
     "Plan") qualified under Section 401(k) of the Internal Revenue Code for both profit-sharing portion and corporate match of Named Executive
     Officer's individual contributions to the Plan up to 2% of salary in 1994 and 1995, and up to 3% in 1996, with a salary cap of $150,000. Dollar values of each contribution for 1996 will not be finally calculated until after mailing date of the Proxy Statement but will be included in the 1998
     Proxy Statement.
(5)  Mr. Hoff served as CEO from January 1, 1996 to April 16, 1996.
(6)  Represents payments to Mr. Hoff under the Executive Supplemental Income
     Plan.
(7)  Ms. Cannon served as CEO from April 16, 1996 through year end.
(8) In 1996, Mr. Phoebus's compensation was established by the Savings Bank and its former parent prior to completion of the merger with Bancorp.

     The following table sets forth information with respect to stock option grants to the Chief Executive Officers serving in 1996 and the Named Executive Officers for the fiscal year ended December 31, 1996. Bancorp does not grant stock appreciation rights.

                                 OPTIONS GRANTED IN 1996
                                 -----------------------
                                                            Potential
                                                            Realizable Value
                                                            at Assumed Annual
                                                            Rates of Stock
                                                            Price Appreciation
                    Individual Grants                       for Option Term
----------------------------------------------------------- --------------------
                      % of Total
                      Options            Market
                      Granted            Price on
             Options  to        Exercise Date of
             Granted  Employees Price    Grant
             (1)      in Fiscal (per     (per    Expiration
Name         (shares) 1995      share)   share)  Date       0%  5%      10%
------------ -------- --------- -------- ------- ---------- --  ------- --------
Charles W.
Hoff, III    3,000    9.80%     $29.13   $29.13  3/19/06   -0-  $54,950 $139,253

Faye E.
Cannon       3,000    9.80       29.13    29.13  3/19/06   -0-   54,950  139,253

David R.
Stauffer     2,500    8.17       29.13    29.13  3/19/06   -0-   45,791  116,044

Richard W.
Phoebus, Sr.   -0-     -0-         -0-     -0-        --   -0-      -0-      -0-

Gordon M.
Cooley         900    2.94       29.13    29.13  3/19/06   -0-   16,485   41,776

Alice E.
Stonebreaker 2,200    7.19       29.13    29.13  3/19/06   -0-   40,296  102,119

Patti A.
Stuckey      2,200    7.19       29.13    29.13  3/19/06   -0-   40,296  102,119

(1) All options granted on March 19, 1996. Options exercisable to the extent of 25%, 50%, 75% and 100% on March 19, 1997, 1998, 1999 and 2000,
     respectively.

     The following table sets forth information with respect to the value of all options exercised during the fiscal year ended December 31, 1996 and the value of all options held on December 31, 1996 by the Chief Executive Officers serving in 1996 and the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 31, 1996

            Number of        Number of Shares          Value of Unexercised
            Shares           Underlying Unexercised    In-the-Money Options
            Acquired Value   Options at 12/31/96(2)    at 12/31/96(3)
            on       Realized------------------------- -------------------------
Name        Exercise (1)     Exercisable Unexercisable Exercisable Unexercisable
----------- -------- ------- ----------- ------------- ----------- -------------
Charles W.
Hoff, III    7,010   $104,969   3,333       8,038         $17,787    $9,882

Faye E.
Cannon         -0-        -0-   8,512       7,901          61,340     8,876

David R.
Stauffer       -0-        -0-   6,710       6,693          47,851     8,241

Richard W.
Phoebus, Sr.   -0-        -0-   5,551         -0-          40,140       -0-

Gordon M.
Cooley       4,199     19,218   4,423       2,591          30,978     3,289

Alice E.
Stonebreaker 1,249     19,465  12,284       5,191          78,252     5,315

Patti A.
Stuckey      1,875     21,287   1,044       5,191             957     3,927


(1) Based on the difference between aggregate fair market value on date of exercise and aggregate exercise price.
(2) Adjusted to reflect stock dividends paid between dates of grant and December 31, 1996.
(3)  Based on the difference between aggregate fair market value at December
     31, 1996 and aggregate exercise price.


Termination Of Employment And Change In Control Arrangements

     Bancorp provides an Executive Supplemental Income Plan (the "Supplemental Plan") in which Executive Officers Cannon, Hoff and Stauffer participate. The Supplemental Plan provides certain benefits which are integrated with the benefits provided Executive Officers Cannon, Hoff and Stauffer under Bancorp's defined contribution employee benefit plan qualifying under Section 401(k) of the Internal Revenue Code. The Supplemental Plan provides for retirement benefits to Executive Officers Cannon and Stauffer based on 65% (and 75% for Executive Officer Hoff) of their cash compensation including salary and bonuses as measured by the greater of (a) compensation paid during the 12 months immediately preceding retirement or (b) the average compensation paid during the three consecutive years of employment that yield the highest average.

     The Supplemental Plan also provides for benefits upon termination of employment following a change in control of the Bank or Bancorp. A change in control is defined as the acquisition of 25% or more of the combined voting power of the Bank or Bancorp, or a change in the majority of the members of the Board of Directors of the Bank or Bancorp during any two-year period. In the event of a termination of employment after a change in control, full compensation benefits will be paid to a participant in the Supplemental Plan until the third anniversary of the change in control. Thereafter, benefits will be based on a fraction of final compensation as detailed above. Assuming current compensation practices continue to retirement, in conjunction with current assumptions relating to contributions to and performance of Bancorp's 401(k) Plan and current assumptions relating to future levels of Social Security benefits, Executive Officers Cannon and Stauffer would have estimated annual benefits under the Supplemental Plan of $149,053 and $121,692, respectively. Executive Officer Hoff began receiving benefits under the Supplemental Plan in 1996 and will receive an annual benefit of $125,413.

     The Supplemental Plan also provides for a death benefit equal to 50% of a participant's cash compensation if the participant dies while still employed.

     Executive Officer Phoebus has an employment agreement with Bancorp providing for annual compensation of at least $111,000.00 and employment for three years. The employment agreement also provides for payments of three times Mr. Phoebus' annual compensation (base salary and bonus) if he is terminated following a change in control of the Savings Bank or Bancorp (change in control is defined to be equal to that in the Executive Supplemental Income Plan), three times Mr. Phoebus' annual compensation if Mr. Phoebus terminates his employment or is terminated without cause prior to November 15, 1997, and compensation if Mr. Phoebus terminates his employment or is terminated without cause after November 15, 1997 and before May 15, 1998. Compensation in this event will be equal to 2.0 times his annual compensation multiplied by a fraction the numerator of which is the number of months remaining in the employment period and the denominator of which is 24. Finally, Mr. Phoebus is also entitled to receive 1.5 times his annual compensation if he terminates his employment or is terminated without cause after May 15, 1998 and also if he remains employed by Bancorp and the Savings Bank for the entire term of his employment agreement and is terminated thereafter.

Directors' Fees And Deferred Compensation Plan

     During 1996, each director of Bancorp received a quarterly director's fee of $250 plus $50 for each board meeting attended. Each director of Bancorp who also served as a director of the Bank received a quarterly fee of $1,500 plus $400 for each Bank board meeting attended. Each director of Bancorp who also served as a director of the Savings Bank received a fee of $200 for each Savings Bank board meeting attended. Fees for attendance at each committee meeting of Bancorp, the Bank, and the Savings Bank are $100 for each director except full-time officers. Each director who is not also an officer of Bancorp, the Bank, or the Savings Bank may elect to defer all or part of these fees until he or she ceases to be a director. Interest is earned on the deferred amount at a floating rate equal to the "prime rate" as published in the Wall Street Journal's Money Rates Table on December 15th of each year for the next calendar year, currently 8.25%. Payment of the deferred amount may be made to the director or his or her beneficiary in a lump sum or in equal monthly installments over 10 years, as the director elects.

Certain Transactions with Directors and Officers

     During the past year Bancorp and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of their businesses with directors and officers of Bancorp and the Bank and with their affiliates on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit did not involve and do not currently involve more than the normal risk of collectibility or present other unfavorable features.

Stockholder Return Performance Graph

     The following graph compares the cumulative total return of Bancorp's Common Stock with that of a broad market index (NASDAQ Stock Market, U.S. Companies only) and an industry peer group index (NASDAQ Bank Stocks). Information is provided for the five year period ending December 31, 1996. The graph assumes that the value of the investment in Bancorp's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

                            COMPARISON OF FIVE-YEAR
                               CUMULATIVE RETURN

                                    [GRAPH]

                                              DECEMBER 31,
--------------------------------------------------------------------------------
                         1991      1992      1993      1994      1995      1996
--------------------------------------------------------------------------------
F&M BANCORP              100       137       173       233       257       214
--------------------------------------------------------------------------------
NASDAQ US COMPANIES      100       116       134       131       185       227
--------------------------------------------------------------------------------
NASDAQ BANK STOCKS       100       146       166       165       246       326
--------------------------------------------------------------------------------

                    PROPOSED AMENDMENTS TO BANCORP'S CHARTER

     The Board of Directors proposes that the stockholders of Bancorp approve five (5) amendments to Bancorp's Charter. Attached to this Proxy Statement as Exhibit A is a copy of the current Charter incorporating all previous amendments and containing all proposed amendments. Words lined through [R] represent existing provisions recommended for deletion. Words underlined [U] represent provisions recommended for addition. Each of the proposed amendments has been reviewed, considered, and recommended by the Executive Committee to the full Board of Directors and by the full Board to the stockholders. Bancorp's goals in recommending the amendments are, generally, to update the documents to reflect current practices and new opportunities as well as to position Bancorp to do business in a multi-subsidiary environment. Amendments to the Charter are also designed to add appropriate anti-takeover defenses. The amendments to increase the number of shares authorized will provide flexibility for stock option grants, stock dividends, and stock for additional merger and acquisition activity. The amendments to classify the Board of Directors will provide greater continuity of management in the event a single stockholder or group of stockholders takes a dominant position in Bancorp's stock. The delineation of the permissible factors to be considered in exercising business judgment will provide direction to the Board consistent with law and allow the Board to consider factors in addition to price when evaluating a takeover proposal.

     The proposals, individually and collectively, are recognized as legitimate provisions to accomplish recognized and appropriate corporate objectives and have been adopted by a number of companies. The Board of Directors is proposing these amendments because of the current level of merger and acquisition activity in the banking industry in general. The Board of Directors is unaware of any person or group of persons seeking to gain control of Bancorp. Consideration can be given at present to these proposed amendments objectively based on what is in the best interests of Bancorp for the long term. The Board of Directors wants to create for itself and the stockholders the flexibility to respond appropriately to any and all events.

     If approved, the proposed amendments, individually and collectively, may result in stockholders being precluded from voting on an issue, such as an offer to acquire Bancorp, which stockholders might deem attractive but of which the Board of Directors does not approve.

     Stockholders will have the right to vote on each of the five (5) proposed amendments separately. The Board of Directors reserves the right to review the results of the stockholders' votes on each of the proposed amendments and to determine, following the vote, whether to make effective any of the proposed amendments which are approved by the stockholders, if any of the proposed amendments are not approved. As such, stockholders are advised that a negative vote on any one of the proposed amendments may have the effect of a vote against any other or all proposed amendments.

     Approval of the amendments requires the affirmative vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes will have the effect of a vote against the amendments.

     The following summary description of the proposed amendments is qualified in its entirety by reference to the full text of the proposed amendments in Exhibit A.


1. Proposed Charter amendment to increase the number of authorized shares from 10,000,000 to 50,000,000.

     Article Sixth is proposed to be amended to increase the number of shares of stock Bancorp has authority to issue from 10,000,000 to 50,000,000, all initially to be classified as Common Stock and with a par value of $5.00 per share, and to make certain stylistic and clarifying revisions. Bancorp believes it appropriate to increase the number of authorized shares so as to provide availability for future stock dividends and splits, for Bancorp's Dividend Reinvestment Plan and Employee Stock Purchase Plan, for stock option grants, for the raising of additional capital, for future merger and acquisition activity, and for other corporate purposes. Bancorp's Common Stock trades on the NASDAQ National Market under the symbol FMBN. No shares so authorized have been committed for any purpose nor does Bancorp have present plans to register or issue any of the shares so authorized. The increase in the number of authorized shares will not operate to change the preferences or rights of holders of the stock. The Board of Directors currently has the authority to classify and reclassify the capital stock of the Corporations pursuant to Article Sixth. An increase in the number of authorized shares of stock could have the effect of delaying, deferring, or preventing a change in control of Bancorp, through, for example, the directors' ability to issue (without stockholders' approval unless otherwise provided by law or regulation) additional stock and thereby dilute the stock ownership of persons who may be seeking to obtain control of Bancorp or the sale of stock to purchasers who might side with the Board of Directors in opposing a change in control that the Board of Directors determines not to be in the best interests of Bancorp and its stockholders. For example, NASDAQ rules require stockholder approval of any transaction in which stock of Bancorp will be issued representing 20% or more of the voting power or number of shares of Bancorp stock outstanding prior to the transaction. If approved, because current stockholders do not have pre-emptive rights, stockholders may have their voting power diluted if shares are issued as consideration for future merger activity and may experience short-term earnings per share dilution as the result of future merger activity.

     The proposal to increase the number of authorized shares is not the result of any knowledge on the part of management of any effort to obtain control of Bancorp nor is it the result of any attempt by management to make a take-over more difficult.

2.  Proposed Charter amendment to create a classified Board of Directors.

     Article Seventh is proposed to be amended to create a classified Board of Directors. Currently all directors are elected annually to serve one year terms. The proposed amendments provide that the directors be divided into three classes of approximately equal numbers. Each director is elected to serve a three year term and one class of directors will stand for re-election each year. In 1997, approximately one-third of the directors will be elected to serve a three year term, approximately one-third to serve a two year term and approximately one-third to serve a one year term to begin the process. Where applicable, directors have been assigned a class that will stand for re-election at the next annual meeting following their 70th birthday such that the current mandatory retirement age of 70 is observed. The proposed amendment provides that the number of directors can be increased or decreased by two-thirds vote of the directors then in office pursuant to the By-laws of Bancorp and that directors can be removed only for cause. At present, a majority vote is required and directors can be removed for any reason or no reason. Vacancies occurring during the year may be filled by vote of stockholders or the directors. If filled by the remaining directors, the director so elected shall serve until the next annual meeting. If filled by the stockholders, the director so elected shall serve for the balance of the term then remaining. This does not represent a change.

     A classified Board of Directors promotes continuity on the Board and in decision making. Management has not experienced problems with continuity previously. Bancorp believes the classified board will also be a deterrent to unwanted and unsolicited attempts to gain control of Bancorp. A person or group of persons seeking to gain control of Bancorp will only be able to nominate and vote for their candidates for approximately one-third of the Board seats in any year. The two-thirds of the Board not standing for election will continue to constitute a majority. Similarly, the requirement that directors be removed only for cause promotes continuity as well. Directors are (presently and if the proposed amendment is approved) elected by a plurality of the vote (cumulative voting is not permitted) making it easier for management to control the outcome of elections. Management is not aware of any person or group of persons attempting to gain control of Bancorp.

     Article Eighth is also proposed to be amended to require an 80% majority vote to amend the provisions of the Charter creating a classified Board of Directors in Article Seventh. Bancorp believes it important to its long-term success to provide for the continuation of a classified Board once adopted. Without the 80% majority vote requirement, a simple majority will be able to amend the Charter to provide that a simple majority can remove directors, regardless of performance, with or without cause. Directors and executive officers currently control 7.2% of the outstanding stock of Bancorp. The Bank, through its Trust Department, controls as much as 5.3% of the outstanding stock of Bancorp. If approved, the fact that management controls 12.5% of the outstanding stock of Bancorp effectively makes it easier for management to defeat a proposal to change the Charter provision creating a classified Board even if the proposal were in the best interests of stockholders. The overall effect of this proposed amendment is likely to render more difficult a change in control and, correspondingly, the removal of the Board of Directors and/or executive officers at any given time.

3. Proposed Charter amendment concerning indemnification of directors, officers and employees.

     Article Eighth is proposed to be amended to more fully and accurately reflect the current ability Bancorp has under the laws of the State of Maryland to indemnify directors and officers under certain circumstances and to provide Bancorp the authority to indemnify employees in certain circumstances also. The current Charter provides for indemnification of directors and officers in Article Eighth, subparagraph (5), but does not expressly state that employees can be indemnified, as provided by statute. Stockholders should recognize that members of the Board of Directors and executive officers have a personal interest in this matter; however, the Board of Directors believes the amendment to be in the best interests of Bancorp and its stockholders. The amendment will enhance the ability of Bancorp to attract and retain the best qualified persons as directors, officers, and employees and to have these persons exercise entrepreneurial decision-making without threat of litigation seeking money damages. As of the date of the Proxy Statement, Directors and executive officers of Bancorp are not aware of any pending or threatened litigation or claims against the Directors or executive officers that would result in their being indemnified. Bancorp has not exercised its present ability to indemnify directors, officers, or employees to date.

4. Proposed Charter amendment to delineate the factors the Board may consider in exercising its business judgment involving extraordinary activities such as a change in control of Bancorp.

     Article Eighth is proposed to be amended to delineate the factors the Board should consider in exercising its business judgment involving extraordinary activities such as a change in control of Bancorp. The proposal recognizes the particularly close relationship which exists between banks, in general, and Bancorp in particular, and the communities served and provides direction to the Board consistent with the law in other jurisdictions. The Bank has developed a values statement recognizing its obligations to stockholders, customers, employees, and the communities it serves. By focusing its efforts to meet customer needs and recognizing the importance of the needs of employees and its community, in addition to Bancorp's stockholders, the Bank has identified a strategy that will, if accomplished, consistently benefit all four of the groups. Bancorp has committed to remain independent and to look for merger and acquisition activities that will further expand its geographic and customer base. The delineated factors in Article Eighth recognize these decisions and support these efforts.

     The Board of Directors has a personal interest in this proposed amendment. The Board can more easily justify and defend its decisions as the appropriate exercise of its business judgment when a list of delineated factors appropriate for consideration is provided. The Board can exercise its business judgment objectively based on the list of factors without threat of litigation.

     The existence of the list of factors may, however, have the effect of the Board taking an action that is justified and appropriate based on the delineated list of factors that is not the action that stockholders would choose to take. The delineated factors allow the Board to consider, in addition to the interests of the stockholders, the interests of customers, employees and the communities served by Bancorp, over both the long and short term. The proposal does not assign a priority or weight to each of the delineated factors or between the four groups, stockholders, customers, employees, and community. Rather, the proposal attempts to identify the full range of factors to be considered by the Board. The Board anticipates that its decisions would be based on the overall effects of a transaction on the four groups taken as a whole. In many instances, decisions that are best for the long term interests of the other groups may not be best for the short term interests of stockholders.

     The Maryland legislature has not enacted any statute providing a list of factors to guide boards of directors in exercising their business judgment. Similarly, neither the Maryland Court of Special Appeals nor Court of Appeals has reviewed this question and by decision provided guidance to boards of directors. The proposal is based on, and is consistent with, legislation in other states and, in particular, Delaware case law, which confirms, for boards of directors of Delaware corporations, the various factors those boards should and may permissibly consider in exercising their business judgment. Because no Maryland Statute or case law exists, the Board of Directors cannot be absolutely certain that a decision, based on the delineated factors in the proposed amendment, would be upheld if challenged.

     The Board believes, however, that consideration of each of the delineated factors is both appropriate and consistent with the standard of conduct for directors established by Section 2-405.1 of the Corporations and Associations Article of the Annotated Code of Maryland and within the business judgment rule as established by Maryland courts. Further, the delineated factors each are related to the creation, advancement and preservation of shareholder value. Decisions based on the delineated factors will also support shareholder interests in general. Finally, the proposal is not intended to lessen shareholder rights or to subjugate shareholder interests to the interests of others but is proposed to establish clear guidelines for the Board of Directors and for all persons interested in Bancorp as to how opportunities will be evaluated.

     Article Eighth is also proposed to be amended to require an 80% majority vote to amend the provisions of the Charter delineating permissible factors to be considered by the Board in exercising its business judgment in evaluating a change in control event in Article Eighth. Bancorp believes it important to its long term success to provide for the continuation of this provision once adopted. Without the 80% majority vote requirement, a simple majority will be able to amend the Charter and remove or modify the list of delineated factors thus defeating the goals of the Board in proposing this amendment. Directors and executive officers currently control 7.2% of the outstanding stock of Bancorp. The Bank, through its Trust Department, controls as much as 5.3% of the outstanding stock of Bancorp. If approved, the fact that management controls 12.5% of the outstanding stock of Bancorp effectively makes it easier for management to defeat a proposal to change the Charter provisions and delineating permissible factors to be considered by the Board in exercising its business judgment in evaluating a change in control event, even if the proposed were in the best interests of stockholders.

5. Proposed Charter amendment to reduce vote required to approve certain extraordinary events.

     Finally, Article Eighth is proposed to be amended to provide that certain extraordinary events involving Bancorp (including mergers, consolidations, transfers of all or substantially all of its assets, and dissolutions and certain Charter amendments) need be approved only by a simple majority vote rather than a two-thirds majority vote as presently provided by statute, in the absence of a provision in a charter requiring a lesser vote, so long as the vote required by the charter is not less than a simple majority. Bancorp believes the time and expense of soliciting a two-thirds majority vote to be unnecessary. As the number of stockholders increases, obtaining a response from stockholders representing two-thirds of the outstanding shares entitled to vote, much less considering obtaining a two-thirds majority vote, becomes more difficult. A two-thirds majority vote was required to approve the Home Federal Corporation acquisition in August 1996. One week before the stockholders' meeting, management had not received proxies representing two-thirds of the shares entitled to vote. Management spent two days identifying and contacting stockholders who had not voted to obtain their proxies and the two-thirds majority needed to approve the transaction. At the stockholder meeting 76.64% of the outstanding shares were represented either in person or by proxy. Over 92% of the votes cast were in favor of the transaction.

     By providing for a simple majority vote for approval and considering that the Board will have considered the action in advance and deemed it advisable, Bancorp will not be hindered by stockholders failing to exercise their right to vote. Bancorp can also avoid the expense of gathering the requisite votes either through existing staff at the expense of normal responsibilities, or through the out of pocket expense of hiring a proxy solicitation service. Finally, Bancorp can avoid the expense of structuring transactions in order to avoid a stockholder vote. For example, the Board could have established a subsidiary for the purpose of being the vehicle into which Home Federal Corporation was merged without a vote of Bancorp's stockholders.

     The effect of this amendment, if approved, will be to place greater authority in the Board and the holders of a simple majority of the shares outstanding.

6.  Proposed clarifying Charter amendments.

     The attached Exhibit A includes several other proposed amendments which are technical in nature and designed to correct typographical errors, renumber and clarify existing language. These changes include, but are not limited to, substitution of the word "Capital" for "Common" in describing Bancorp's stock in Article Sixth; expressly providing that dividends in one class of stock may be paid in the form of shares of another class of stock in Article Sixth; substitution of the word "subparagraph" for "Section" in Article Sixth; addition of the word "provided" in Article Sixth, subparagraph (d); and renumbering Article Eighth subparagraph "(7)" to "(8)". These proposed amendments will promote clarity and understanding of Bancorp's Charter.

     The Board of Directors of Bancorp has deemed each of the proposed amendments advisable and recommends the proposed amendments to the stockholders of the Corporation for their approval.


                  AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Anderson LLP ("AA")has acted as Bancorp's independent public accountants for the year ended December 31, 1996 and has been recommended by the Audit Committee and selected by the Board of Directors to act as such for the current fiscal year. A partner of AA is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires and to respond to appropriate questions.

     On July 9, 1996 Bancorp engaged AA in place of its independent public accountant, Keller Bruner & Company, L.L.C., ("KB") on the recommendation and approval of the Audit Committee which was ratified by the full Board, after an extensive review and analysis of proposals submitted by nine accounting firms, including KB. KB was not dismissed as the result of any disagreement. The reports of KB on the financial statements of the Registrant for each of the two fiscal years in the period ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, auditing scope or accounting principles. During the two fiscal years in the period ended December 31, 1995 and the subsequent interim periods preceding such dismissal, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable event.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon review of Forms 3, 4, and 5 and amendments thereto furnished to the Corporation and inquiry to directors and executive officers, all required reports of securities activities were timely filed.


                                 OTHER MATTERS

     The management of Bancorp knows of no matters to be presented for action at the annual meeting other than those mentioned above; however, if any other matters properly come before the annual meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of Bancorp. Each such matter generally requires the affirmative vote of a majority of the shares voted on the matter. Abstentions and broker non-votes generally will be treated as shares not voted and will have no effect.


                             STOCKHOLDER PROPOSALS

     Stockholders' proposals intended to be presented at the 1998 Annual Meeting must be received by Bancorp for inclusion in Bancorp's Proxy Statement and form of proxy relating to that meeting by November 17, 1997.


                         ANNUAL REPORT ON FORM 10-K

         A copy of the annual report on form 10-K, as filed with the Securities and Exchange Commission, is available without charge upon written request to F&M Bancorp, Investor Relations, 110 Thomas Johnson Drive, P.O. Box 518, Frederick, Maryland 21705


                                        By Order of the Board of Directors,


                                        Gordon M. Cooley
                                        Secretary

Frederick, Maryland
March 17, 1997

                                                                       EXHIBIT A

                                   F&M BANCORP
                       RESTATED ARTICLES OF INCORPORATION

     FIRST: THE UNDERSIGNED, Henry D. Kahn, whose address is 1100 Charles Center South, 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.
     SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:
                                   F&M BANCORP
     THIRD: The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:
          (1) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
          The term "securities" as used in this Article shall mean any and all notes, stocks, treasury stocks, bond debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities", or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.
          (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.
     The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.
     FOURTH: The present address of the principal office of the Corporation in this State is 110 Thomas Johnson Drive, Frederick, Maryland 21702.
     FIFTH: The name and address of the resident agent of the Corporation in this State are Gordon M. Cooley, 110 Thomas Johnson Drive, Frederick, Maryland 21702. Said resident agent is a citizen of the State of Maryland who resides there.
     SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is [R]10,000,000[/R] [U]50,000,000[/U] shares of [R]Common[/R] [U]Capital[/U] Stock (par value $5.00 per share), amounting in aggregate par value to [R]$50,000,000[/R] [U]250,000,000[/U]. All of such shares are initially classified as "Common Stock." The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of [U]capital[/U] stock.
     (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation.
          (1) Each share of Common Stock shall have one vote and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.
          (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends [U]including dividends payable in shares of another class of the Corporation's stock[/U] may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.
          (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distribution in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.
     (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock, or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:
          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of Common Stock or any other class or series shall become part of the authorized Common [U]capital[/U] stock and be subject to classification and reclassification as provided in this Section.
          (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent, or non-cumulative and as participating or non-participating.
          (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.
          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this [R]Section[/R] [U]subparagraph[/U], and, if so, the terms and conditions thereof.
          (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.
     (d) For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise [U]provided[/U] in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:
          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution, or winding up, as the case may be, in preference or priority to holders of such other class or series;
          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution, or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and
          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution, or winding up, as the case may be.
     SEVENTH:  [R]The number of directors of the Corporation shall be thirteen
(13), which number may be increased or decreased pursuant to the By-laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who serve as director until the 1995 annual meeting and until their successors are elected and qualify are as follows:
          R. Carl Benna               George B. Delaplaine, Jr.
          John D. Brunk               Maurice A. Gladhill
          Beverly B. Byron            Charles W. Hoff, III
          Faye E. Cannon              Charles A. Nicodemus
          Martha E. Church            H. Deets Warfield, Jr.
          Albert H. Cohen             John C. Warfield
                                      Thomas R. Winkler[/R]

     [U](A) The number of directors of the Corporation shall be 16, which number may be increased or decreased by at least two-thirds of the directors then in office pursuant to the By-laws of the corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.

     (b) Subject to the rights of the holders of any class of preferred stock then outstanding, newly increased directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the required vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

     (c) Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in paragraph (a) of this Article SEVENTH or in the By-laws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holder shall expire at the next succeeding annual meeting of stockholders.

     (d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

     (e) At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term.

          (1) The following persons shall serve as directors until the 1998 annual meeting of stockholders:

                    Howard B. Bowen
                    Martha E. Church
                    Albert H. Cohen
                    Charles W. Hoff, III
                    Robert K. Moler

          (2) The following persons shall serve as directors until the 1999 annual meeting of stockholders:

                    John D. Brunk
                    Faye E. Cannon
                    Charles A. Nicodemus
                    H. Deets Warfield
                    John C. Warfield

          (3) The following persons shall serve as directors until the 2000 annual meeting of stockholders:

                    R. Carl Benna
                    Beverly B. Byron
                    Maurice A. Gladhill
                    James K. Kluttz
                    Richard W. Phoebus
                    Thomas R. Winkler[/U]

     EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:
          (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.
          (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.
          (3) The Board of Directors shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.
          (4) A contract or other transaction between the Corporation and any of its directors or between the Corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of any one or more of the following: the common directorship or interest; the presence of the director at the meeting of the Board of Directors which authorizes, approves or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval or ratification of the contract or transaction. This Paragraph (4) applies if:
               (a) the fact of the common directorship or interest is disclosed or known to: the Board of Directors and the Board authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity; or
               (b) the contract or transaction is fair and reasonable to the Corporation.
     Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified. If a contract or transaction is not authorized, approved or ratified in one of the ways provided for in clause (a) of the second sentence of this Paragraph (4), the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the Corporation at the time it was authorized, approved, or ratified. The procedures in this Paragraph (4) do not apply to the fixing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity.

          [R](5) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and
(c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.[/R]
          [U](5) The corporation shall indemnify (a) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.[/U]
          (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.
          [U](7) The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code a Maryland) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases or shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (A) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, if any, not to participate in the transaction; (B) the social and economic effect on the employees, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations or the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following; advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.[/U]
          ([R]7[/R] [U]8[/U]) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise; but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting.
     The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.[U];provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH or sub-paragraph (7) of Article EIGHTH, or this subparagraph of Article EIGHTH, paragraph (a) shall have been authorized by not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting.
     (9) Except as provided in these Articles of Incorporation, notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the charter.[/U]

     NINTH:  The duration of the Corporation shall be perpetual.


[Note for EDGAR version: Text contained between tags [R] and [/R] represents existing provisions recommended for deletion and text between tags [U] and [/U] represent provisions recommended for addition.]

                                 F&M BANCORP

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED STOCKHOLDER of F&M Bancorp hereby appoints Faye E. Cannon, Alice
E. Stonebreaker, and David R. Stauffer, or any two of them, the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated below, all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders called to convene at 10:00 a.m. on April 15, 1997, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated March 13, 1997, receipt of which is hereby acknowledged.

1.  ELECTION OF 16 DIRECTORS

/ / FOR all nominees listed below as           / / WITHHOLD AUTHORITY to vote
      recommended by the Board of Directors          for all nominees listed
      (except as marked to the contrary)             below


R. BENNA, H. BOWEN, J. BRUNK, B. BYRON, F. CANNON, M. CHURCH, A. COHEN,
M. GLADHILL, C. HOFF, J. KLUTTZ, R. MOLER, C. NICODEMUS, R. PHOEBUS,
H. WARFIELD, J. WARFIELD AND T. WINKLER

    (INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee's name in the list above)

2.  Proposed Charter amendment to increase the number of authorized shares from
    10,000,000 to 50,000,000            / / FOR     / / AGAINST     / / ABSTAIN

3.  Proposed Charter amendment to create a classified Board of Directors
                                        / / FOR     / / AGAINST     / / ABSTAIN

4.  Proposed Charter amendment concerning indemnification of directors, officers
and employees                           / / FOR     / / AGAINST     / / ABSTAIN

5.  Proposed Charter amendment to reduce vote required to approve certain
extraordinary events                    / / FOR     / / AGAINST     / / ABSTAIN

                (Please mark, date and sign the reverse side)

6.  Proposed clarifying Charter amendments  / / FOR   / / AGAINST   / / ABSTAIN

7. IN THEIR DISCRETION, on such other matters as may properly come before the meeting.


Shares represented by all properly executed proxies will be voted (or the vote on such matters will be withheld on specific matters) in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted for proposals 1, 2, 3, 4, 5, and 6 and in the best discretion of the proxy holders as to any other matters.


                            Dated                                        , 1997
                                  ---------------------------------------------


                            ---------------------------------------------------
                                               (Signature)


                            ---------------------------------------------------
                                               (Signature)

                            Please date and sign exactly as name(s) appears at left. If joint account, both owners should sign.

                            I plan to attend the Annual Meeting.   /  /

                            (Proxy information appears on the reverse side. Please mark, date, sign, and return the proxy card promptly using the enclosed envelope.)


F&M BANCORP
ANNUAL MEETING

Corporate Headquarters
110 Thomas Johnson Drive
Frederick, Maryland 21702

APRIL 15, 1997
10:00 a.m.